Exhibit 99.1

Permian Basin Royalty Trust

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 20, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.053960 per unit, payable on November 14, 2017, to unit holders of record on October 31, 2017.

This month’s distribution increased from the previous month due to a decrease of the lease operating expenses (LOE) occurring on the Waddell Ranch underlying properties. This decrease of LOE is the result of completion of repairs of the Tubb McKnight Water Station. Also, an increase in oil production offset by a decrease in gas production for the Waddell Ranch properties. A slight increase in pricing for oil was offset by a decrease of pricing for gas production of the underlying Waddell Ranch properties. The Texas Royalty Properties had a slight decline in oil and gas production offset by a slight increase in the pricing of and gas production and a slight decrease in pricing of oil production.

Capital expenditures on the Waddell Ranch are lower this month than previous months, with it being mostly facility projects for the remainder of the year. It is not clear at this time as to what the total cost to Trust will be until it is incurred and charged to the Trust. It is anticipated that these expenses will continue to be forthcoming in the following months.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 65,428 barrels of oil and 336,325 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 29,100 barrels of oil and 150,549 Mcf of gas. The average price for oil was $44.81 per bbl and for gas was $2.97 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,929,527. Deducted from these would be the Lease Operating Expense (LOE) of $1,333,377, taxes of $265,992, and Capital Expenditures (CAPEX) of $97,621 totaling $1,696,990 resulting in a Net Profit of $2,232,537 for the month of September. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,674,402 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	65,428	336,325	29,100	150,549	*	$44.81	$2.97	**
Texas Royalties	23,369	24,269	22,201	23,055	*	$43.63	$5.53	**

Prior Month
Waddell Ranch	55,648	341,728	16,539	104,059	*	$43.56	$3.10	**
Texas Royalties	23,562	25,884	22,384	24,590	*	$43.86	$5.13	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,369 barrels of oil and 24,269 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 22,201 barrels of oil and 23,055 Mcf of gas. The average price for oil was $43.63 per bbl and for gas was $5.53 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,153,845. Deducted from these would be taxes of $172,269 resulting in a Net Profit of $981,576 for the month of September. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $932,497 to this month’s distribution.

General and Administrative Expenses deducted for the month were $93,403 resulting in a distribution of $2,515,020 to 46,608,796 units outstanding, or $0.053960 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2017, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:         Ron Hooper, Senior Vice President, Southwest Bank, Trustee, Toll Free – 1.855.588.7839